Exhibit 99.3

Report of Independent Auditors and
Consolidated Financial Statements

PaxVax Global, L.P. and Subsidiaries

As of and for the Year Ended

December 31, 2017

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

PaxVax Global, L.P. and Subsidiaries

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of PaxVax Global, L.P., and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of operations and comprehensive income (loss), partnership interests, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PaxVax Global, L.P., and its subsidiaries as of December 31, 2017, and the consolidated results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and its need for additional capital raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Moss Adams LLP

San Francisco, California

May 7, 2018

CONSOLIDATED FINANCIAL STATEMENTS

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Amounts in thousands)

December 31,
2017
Assets

Current assets:
Cash and cash equivalents	$30,059
Accounts receivable, net	2,506
Inventories	17,617
Prepaid expenses and other current assets	3,019
Short-term investments	—
Total current assets	53,201

Property, plant, and equipment, net	38,606
Restricted cash	82,624
Intangible assets, net	2,985
Long-term investments	—
Deferred tax assets	1,085
Other long-term assets	851
Total assets	$179,352
Liabilities and partnership interests

Current liabilities:
Accounts payable	$6,196
Accrued expenses	11,789
Current portion of royalty obligation payable	—
Other current liabilities	1,048
Total current liabilities	19,033

Convertible unsecured loans	12,091
Related party convertible notes payable	7,090
Royalty obligation payable, net of current portion	—
Pension plan obligation	11,481
Other long term liabilities	358
Total liabilities	50,053

Partnership interests:
Contributed capital	134,131
Accumulated other comprehensive loss	(4,832)
Total partnership interests	129,299
Total liabilities and partnership interests	$179,352

See accompanying notes

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands)

Year Ended December 31,
2017

Revenues:
Net product revenue	$35,341
Grant and contract revenue	4,213
Total net revenues	39,554

Costs and expenses:
Cost of revenues	19,773
Research and development	31,466
General and administrative	15,984
Sales and marketing	15,151
Total costs and expenses	82,374
Loss from operations	(42,820)

Interest and other income, net:
Change in fair value of convertible unsecured loans	610
Gain on extinguishment of royalty obligation	616
Interest income, net	1,984
Other income, net	789
Total interest and other income, net	3,999
Net loss before income taxes	(38,821)
Income tax benefit	432
Net loss	$(38,389)

Statement of comprehensive loss

Net loss	$(38,389)
Other comprehensive loss:
Unrealized loss on pension plan obligation	(1,571)
Foreign currency translation adjustment	348
Unrealized gain on investments	147
(1,076)
Comprehensive loss	$(39,465)

See accompanying notes

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF PARTNERSHIP INTERESTS

(Amounts in thousands)

	Contributed Capital	Accumulated Other Comprehensive Loss	Total Partnership Interests
Balance at December 31, 2016	$294,441	$(3,756)	$290,685
Capital distribution	(121,253)	—	(121,253)
Payment of retention fund for partnership interests	(1,050)	—	(1,050)
Stock-based compensation expense	382	—	382
Unrealized loss on pension plan	—	(1,571)	(1,571)
Unrealized gain on foreign currency translation	—	348	348
Unrealized gain on investments	—	147	147
Net loss	(38,389)	—	(38,389)
Balance at December 31, 2017	$134,131	$(4,832)	$129,299

See accompanying notes

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands)

Year Ended December 31,
2017
Cash flows from operating activities
Net loss	$(38,389)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,289
Amortization of premium on investment securities	685
Pension plan expenses	1,745
Pension plan contributions	(934)
Stock-based compensation	382
Change in fair value of convertible unsecured loans	(610)
Gain from extinguishment of royalty obligation	(616)
Other	44
Changes in operating assets and liabilities:
Accounts receivable	4,524
Prepaid expenses and other assets	1,577
Inventory	(916)
Deferred tax assets	(723)
Accounts payable	(192)
Accrued expenses and other current liabilities	(1,237)
Net cash used in operating activities	(30,371)
Cash flows from investing activities
Sale of marketable securities	65,546
Purchases of property, plant, and equipment	(11,506)
Net cash provided by investing activities	54,040
Cash flows from financing activities
Payments on capital lease obligations	(36)
Repayment of notes payable	(3,500)
Payment for capital distribution	(121,253)
Payment of retention fund for partnership interests	(1,050)
Net cash used in financing activities	(125,839)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(414)
Net decrease in cash, cash equivalents and restricted cash	(102,584)
Cash, cash equivalents and restricted cash, beginning of year (1)	215,267
Cash, cash equivalents and restricted cash, end of year (1)	$112,683

Supplemental cash flow information
Cash paid for taxes	$103
Supplemental disclosure non-cash financing activities
Equipment acquired through capital lease	$63
Purchases of equipment in accounts payable	$869

(1) See Note 2 for the schedule of cash, cash equivalents and restricted cash

See accompanying notes

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PaxVax Global, L.P. and its subsidiaries (PaxVax Global, L.P., PaxVax, or the Company) primarily focus on the development and commercialization of specialty vaccines for the overlooked traveler segment. The Company is headquartered in Redwood City, California, USA, and maintains research and development and Current Good Manufacturing Practice (CGMP) facilities in San Diego, California, USA, and in Thörishaus, Switzerland. The Company sells and distributes vaccines in the United States, United Kingdom, Italy, Spain and Switzerland.  The Company is also in the business of marketing and selling priority review vouchers (PRV) we may obtain by developing new drug and biological products for the prevention and treatment of certain tropical diseases which qualify for U.S. Food and Drug Administration (FDA) PRV status. In 2016, the Company obtained its first priority review voucher from the U.S. FDA upon approval of its application for a biological license for Vaxchora, a Cholera vaccine.  The voucher was subsequently sold for $290.0 million to a third party.   The Company uses the list of U.S. FDA qualified PRV eligible tropical diseases as a basis for defining its portfolio of research and development projects.

The Company’s commercial portfolio includes Vivotif, a Typhoid vaccine, and Vaxchora, a vaccine for Cholera.  The Company began recognizing net product revenues from sales of Vaxchora and related cost of sales in 2016.  The Company also distributes Dukoral and Ixiaro for Valneva Austria GMBH in Italy, Spain, and Portugal.  The clinical-stage product portfolio includes a licensed vaccine for chikungunya that is currently in phase 2 trials, adenovirus strains 4 and 7, and adenovirus-based vaccines for pandemic H5N1 influenza, and HIV all of which have included phase 1 clinical trials.  The Company’s proprietary adenoviral-based technology platform is intended to provide a platform technology for the rapid development of oral vaccines that can target both viral and bacterial antigens, and to be suitable for use in both developed and developing countries. In addition, the Company has preclinical vaccine candidates for the mosquito-borne Zika virus.

PaxVax, Inc. was incorporated in Delaware in 2006 and commenced operations in 2007. On December 3, 2015, PaxVax, Inc. effected a recapitalization in which a newly formed company, PaxVax Global, L.P., became its parent holding company of the worldwide consolidated subsidiaries.  Simultaneous with this transaction, existing investors of PaxVax, Inc. became the sole owners of PaxVax Global, L.P. through a newly formed company, 2015 Shareholder Holding Company Limited (Holding Company).  Holding Company and PaxVax Global G.P. (the general partner of PaxVax Global, L.P. and controlled by Holding Company) were the original sole owners of PaxVax Global, L.P.  On December 4, 2015, Cerberus PaxVax, L.P. (Cerberus PaxVax), an affiliate of Cerberus Capital Management, L.P. (Cerberus) acquired a 70% interest in PaxVax Global, L.P. for a net cash amount of $102.0 million (the Cerberus Transaction).  Concurrent with the acquisition, Holding Company also transferred its interests in and control of PaxVax Global G.P. to Cerberus PaxVax Global GP Holdings, Ltd., an affiliate of Cerberus. The Holding Company holds the remaining 30% interest in the Company, (together referred to as the Partnership).  The Company used some of the funding to pay off a majority of its debt, and amended the terms of its remaining debt.  As part of the Cerberus transaction, $1.1 million was held in restricted cash as retention for insurance claims for a specific period of time.  This amount was subsequently paid to Holding Company in January 2017.

Liquidity and going concern -The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In the course of its activities, the Company has incurred losses and negative cash flows from operations since its inception except for the fiscal 2016 year, and expects to incur losses for the foreseeable future primarily due to research and development costs for its potential product candidates. The Company believes that its cash and cash equivalents of $30.1 million at December 31, 2017, expected revenues and funds from future financings will be sufficient to allow the Company to fund its current operations through at least calendar year 2018. The Company’s ultimate success will largely depend on its continued development of its vaccine products, its ability to successfully commercialize its products and its ability to raise significant additional funding. Various internal and external factors will affect whether and when the Company’s product candidates become approved and how significant their market share will be, some of which are outside of the Company’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the vaccine approval process will materially affect the Company’s financial condition and future operations. The Company will seek additional sources of funding in the form of debt financing or equity issuances, however, there can be no assurance that the Company will be successful in acquiring additional funding at levels sufficient to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

more of its products. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Basis of presentation and principles of consolidation - The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP), and include the accounts of PaxVax Global, L.P. and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation.  The Company’s consolidated financial statements do not reflect Cerberus PaxVax’s new basis of accounting for the Company’s assets and liabilities because the Company did not elect to apply pushdown accounting to its consolidated financial statements.

Use of estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. PaxVax’s management regularly assesses these estimates, which primarily affect net product revenue, the valuation of accounts receivable, the valuation of acquired intangible assets, the impairment of long-lived assets, the valuation of accrued liabilities, the valuation of certain liabilities carried at fair value including pension liability and certain debt, the valuation of investments, stock-based compensation, and the valuation of allowances associated with deferred tax assets. Actual results could differ from those estimates.

Foreign currency translation and transactions - The consolidated financial statements are denominated in U.S. dollars. The financial statements of the Company’s subsidiaries are measured using the local currencies as the functional currencies. The Company’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Assets and liabilities of these subsidiaries are translated at the rates of exchange in effect at the respective balance sheet dates. Income and expense items are translated at the average monthly rate of exchange during the reporting period. Net unrealized gains or losses resulting from the translation of foreign financial statements are reported as a component of accumulated other comprehensive loss on the consolidated balance sheets.

Monetary assets and liabilities denominated in currencies other than the respective functional currencies are initially recorded using the foreign currency exchange rates at the time such transactions arise. The value of these receivables and payables is subject to changes in currency exchange rates from the point at which the transactions are originated until the settlement in cash. Subsequent re-measurement at each balance sheet date is recognized as transaction gains and losses in income as unrealized or realized upon settlement of the transaction. Foreign currency transaction gains or losses were not significant for the periods presented.

Fair value measurements - Fair value accounting is applied for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The Company elected to apply the fair value option to account for certain financial instruments discussed in Note 6 due to the terms that allow for several unique settlement alternatives.

Cash and cash equivalents - The Company considers all highly liquid investments with an original maturity of three months or less from date of purchase to be cash equivalents. Cash and cash equivalents are comprised of cash held primarily in money market accounts.

Restricted cash - As of December 31, 2017, restricted cash of $82.6 million represents the amount that would have been distributed to Holding Company in January 2017 if it had elected to receive a distribution from PaxVax Global at the same time as Cerberus received a distribution.  Holding Company retains a (i) preference right with respect to this money in the event of future distributions authorized by PaxVax Global and (ii) right to consent to the use of this money except in specified limited circumstances (e.g., specified permitted investments by PaxVax Global or as compelled by law in connection with the insolvency, bankruptcy or dissolution of PaxVax Global).

Marketable securities - The Company determines the appropriate classification of its marketable securities, which consist primarily of debt securities, at the time of purchase, and reevaluates such designation at each balance sheet date. All marketable securities are considered available-for-sale and carried at estimated fair value and reported in short-term investments or long-term investments based on management’s intent for the use of the funds, and ability to hold the investments to long-term. Unrealized gains and losses on available-for-sale securities are excluded from net income and reported in accumulated other comprehensive loss as a separate component of partnership interests.  The Company uses the specific-identification method to compute gains and losses on the investments.

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company regularly reviews all of its investments for other-than-temporary declines in fair value. The Company review includes the consideration of the cause of the impairment, including the creditworthiness of the security issuers, the number of securities in an unrealized loss position, the severity and duration of the unrealized losses, whether the Company has the intent to sell the securities and whether it is more likely than not that the Company will be required to sell the securities before the recovery of their amortized cost basis. When the Company determines that the decline in fair value of an investment is below its accounting basis and this decline is other-than-temporary, the Company reduces the carrying value of the security and records a loss for the amount of such decline.

Accounts receivable, unbilled receivables and allowance for doubtful accounts - The Company’s receivables consist primarily of  amounts due from product sales and balances due from performing research and development under grants and contracts with the U.S. government and other private parties.  Trade accounts receivable are recorded net of allowances for wholesaler chargebacks related to government and other programs, prompt pay discounts accrual and an allowance for doubtful accounts. Estimates for wholesaler chargebacks for government and other programs and prompt pay discounts are based on contractual terms and historical trends. Estimates of the allowance for doubtful accounts are determined based on individual customer circumstances, an analysis of days’ sales outstanding by geographic region, and a review of the local economic environment. As of December 31, 2017, trade receivables from product sales was $1.9 million.  Research contracts receivables were $1.2 million as of December 31, 2017 of which $0.7 million was recorded as accounts receivable and $0.5 million as earned but unbilled revenue included in prepaid expenses and current other assets.  As of December 31, 2017, one customer accounted for 23% of total accounts receivable from product sales and one customer accounted for 96% of total accounts receivable from research contracts.

The allowance for doubtful accounts is based on the Company’s assessment of the collectability of its customer accounts.  As of December 31, 2017, the allowance for doubtful accounts was $83,000.

Concentration of risk - Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, investments, restricted cash and derivative financial instruments. To date, the Company has not experienced any losses on its cash and cash equivalents as a result of credit risk. The Company’s investment policy, approved by the Board of Directors, includes requirements that short term credit ratings must be rated A-1, P-2, F2, or better by two of the three Nationally Recognized Statistical Rating Organizations, and long term securities must be rated at least A-2 or better by Moody’s, A or better by S&P, and A or better by Fitch ratings, thereby reducing credit risk concentrations.

The Company manufactures Vivotif at its facility in Switzerland and Vaxchora at its facility in California.  The facility to manufacture these products must meet Current Goods Manufacturing Process (CGMP) standards and other regulatory requirements.  If the Company’s manufacturing operations at these sites were interrupted for any reason, the Company may be unable to ship its commercial products or to supply its product candidates for clinical trials.

Property, plant, and equipment - Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Land is carried at historical cost. Depreciation for property, plant and equipment is computed using the straight-line method over the estimated useful lives of the respective assets, generally two years for computer equipment and software, three years for furniture, fixtures and other office equipment including telephones, and three to thirty years for laboratory and production machinery. Leasehold improvements are amortized over their estimated useful lives or the remaining lease term, whichever is shorter. Maintenance and repair costs are charged as expense to the Company’s consolidated statements of operations and comprehensive income (loss) when incurred.

Identifiable intangible assets - Acquired intangible assets are amortized over their useful lives and are comprised of developed technology of $2.5 million and trade name of $1.1 million. The remaining useful life of the intangible assets as of December 31, 2017 is 17 years.

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets subject to amortization as of December 31, 2017 were as follows (in thousands):

	December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Developed technology	$2,500	$(427)	$2,073
Trade name	1,100	(188)	912
Total	$3,600	$(615)	$2,985

The Company recorded amortization expense of $0.2 million included in general and administrative expenses during the year ended December 31, 2017.  As of December 31, 2017, the Company expects amortization expense in future periods to be as follows (in thousands):

Year Ending December 31,
2018	$180
2019	180
2020	180
2021	180
2022	180
Thereafter	2,085
Total expected amortization expense	$2,985

Impairment of long-lived assets - The Company accounts for the impairment and disposal of long-lived assets in accordance with Accounting Standards Codification (ASC) 360, Property, Plant, and Equipment. Long-lived assets to be held and used are reviewed for events or changes in circumstances that indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not impairment to such value has occurred. The Company believes the future cash flows to be received from the use of the long-lived assets exceed the assets’ carrying value and, accordingly, has not recognized any impairment losses as of December 31, 2017.

Revenue recognition - The Company generates revenue primarily from product sales, sales of PRVs, and government grants and other research contracts.

Revenues are recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists, (ii) delivery of the products or services has occurred, (iii) fees are fixed or determinable, and (iv) collectability is reasonably assured.

The Company recognizes revenue from product sales when the goods are delivered and title and risk of loss pass to the customer. Upon recognition of revenue from product sales, provisions are made for estimated product returns, prompt pay discounts, wholesaler fees, chargebacks, and rebates as appropriate. The net revenue adjustments were approximately $7.0 million or 17%, of gross sales for the year ended December 31, 2017.  Items deducted from gross product sales are as follows:

Product Returns - The Company does not provide its customers with a general right of product return, but typically permit returns if the product is damaged or defective when received by the customer, or in the case of product sold in the United States and certain countries outside the United States, if the product has expired. The Company generally will only accept returns for product that had expired up to six months after that date. In Spain, the Company accepts the return up to one year after the expiration date as required by local laws.  The Vivotif product replacement program allows healthcare providers who have purchased Vivotif directly from PaxVax or from a third party, to replace up to five units of Vivotif per calendar year for issues related to improper patient administration or storage by patients. A credit will be issued or a replaced product will be shipped to providers with eligible request. The Company’s estimates for expected product returns are primarily based on an ongoing analysis of its historical returns patterns, monitoring inventories held by the

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company’s distributors’ product expiration dates. The Company estimates returns for Vaxchora primarily based on product returns experience of similar products, other available information pertinent to the intended use and marketing of Vaxchora. The estimated process also utilizes visibility into the distribution channel in order to determine what quantities, if any, were eligible to be returned because product is directly shipped by the Company to a limited number of customers.  The provision for returns is recorded as a reduction to product revenue in the period in which the revenue is recognized, with a corresponding liability in the consolidated balance sheet.

Chargebacks - The Company provides discounts to certain healthcare providers or other customers based on contractual arrangements or statutory requirements. The Company estimates chargebacks based on estimated wholesaler inventory levels, current contract prices and historic utilization rates. Chargebacks are recorded as a reduction of product revenue and accounts receivable when revenue is recognized.

Wholesaler Fees - The Company pays fees to certain U.S. wholesalers and distributors based on contractually determined rates as a percentage of its gross sales. The Company records wholesaler fees as a reduction to product revenue when revenue is recognized, with a corresponding liability in the consolidated balance sheet.

GPO Fees - The Company is a member of a certain Group Purchasing Organization (GPO) to offer the products to its members. The GPO membership fees are deducted from gross revenue. The Company accrues for such GPO fees at historical rates based on gross sales as a reduction to revenue and corresponding liability when product revenue is recognized.  The fees are subsequently paid to members based on sales volumes for each of the GPO members.

Prompt Pay Discounts - As an incentive for prompt payment, the Company offers a cash discount to certain customers, generally 2% of the customers’ invoice balance. The Company estimates cash discounts based on contractual terms, utilization rates and the expectations regarding the customer complying with the contractual terms to earn the discount. The Company records the discount as an allowance against accounts receivable and a reduction of product revenue when revenue is recognized.

Grant and contract revenue consists primarily of cost-plus arrangements or research grants with the U.S. government or private parties.    Government funded research contract revenue from cost-plus contracts are recognized as costs are incurred on the basis of direct costs plus allowable indirect costs.  Grant revenue are earned when expenditures relating to the projects under these awards are incurred.

Grant and contract revenue is derived primarily from the U.S. government. Such contracts have certain risks which include dependence on future appropriations and administrative allotment of funds and changes in government policies. Costs incurred under U.S. government grants and contracts are subject to audit.

During the year ended December 31, 2017, $27.4 million or 69% of total net revenues accounted for total domestic revenue from product revenue, and grant and contract revenue and $12.2 million or 31% of total net revenues accounted for total international revenue from product revenue.

During the year ended December 31, 2017, the Company recognized revenue from three significant customers which amounted to 22%   18%, and 16% of total revenues.

Inventories — Inventories are recorded at the lower of cost or net realizable value. Cost is determined on the first-in, first-out method. The composition of inventory is periodically reviewed in order to identify obsolete, slow-moving or otherwise unsaleable items.  If unsaleable items are observed and there are no alternate uses for the inventory, a write-down to net realizable value of the inventory will be recorded in the period that the impairment is first recognized.

When future commercialization is considered probable and the future economic benefit is expected to be realized, based on management’s judgment, the Company capitalizes pre-launch inventory costs prior to regulatory approval. A number of factors are taken into consideration, including the current status in the regulatory approval process, potential impediments to the approval process such as safety or efficacy,

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

anticipated research and development initiatives that could impact the indication in which the compound will be used, viability of commercialization and marketplace trends. The Company has no capitalized pre-launch inventory as of December 31, 2017.

Inventories as of December 31, 2017 are comprised of the following (in thousands):

December 31,
2017
Work in process	$12,983
Raw materials	1,258
Finished Goods	3,376
$17,617

Shipping and handling costs - Shipping and handling costs incurred for inventory purchases are capitalized as part of inventory. Shipping and handling costs incurred for product shipments are recorded in cost of sales in the consolidated statements of operations and comprehensive income (loss).

Research and development costs - Research and development costs are expensed as incurred and consist of direct and indirect internal costs related to specific projects, as well as fees paid to other entities that conduct certain research activities on the Company’s behalf. Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods are received or services are rendered.

Advertising costs — Advertising costs are expensed in the period in which they are incurred. For the year ended December 31, 2017, advertising expenses were approximately $2.5 million.

Clinical trial accruals - Clinical trial costs are a component of research and development expenses. The Company records accruals for estimated clinical trial costs, comprising payments for work performed by contract research organizations and participating clinical trial sites. The Company accrues costs for clinical trials performed by contract research organizations based on estimates of work performed under the contracts. Costs of setting up clinical trial sites for participation in trials are expensed over the set-up period.

Share-based payments - Holding Company established the PaxVax Founders’ Incentive Unit Plan (PFIUP) and has granted PFIUP units to certain employees, executives and Board members of the Company.  The PFIUP units contain a performance condition and vest over various terms up to 48 months.  If a Liquidity Event occurs during the term of the PFIUP, all units become fully vested.  The Company records stock-based compensation expense for the PFIUP shares considered modification awards because they are associated with the termination of the legacy PaxVax, Inc. stock option plan at the time of  the Cerberus acquisition.  For the year ended December 31, 2017, the Company recognized compensation expense associated with this modification of $0.4 million.  As of December 31, 2017, the remaining unamortized compensation  expense of $0.3 million is expected to be amortized over a remaining weighted-average period of 0.8 year.

Total stock-based compensation expense included in the consolidated statements of operations and comprehensive income (loss) was as follows (in thousands):

Year Ended December 31,
2017
Cost of sales	$44
Research and development	164
General and administration	98
Sales and marketing	76
Total	$382

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income taxes - The Company accounts for income taxes under ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred tax assets when it is more likely than not that those assets will not be recovered.

The accounting guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criterion for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s policy is to recognize interest and penalties in income tax expense when incurred.

Recent Accounting Pronouncements Not Yet Adopted

In August 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. ASU No. 2016-15 eliminates the diversity in practice related to the classification of certain cash receipts and payments in the statement of cash flows by adding or clarifying guidance on eight specific cash flow issues. ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, and for interim periods within that fiscal year.  The new accounting pronouncement is not expected to have a significant impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), and additional ASUs subsequently during 2018, which requires lessees to recognize a liability associated with obligations to make payments under the terms of the arrangement in addition to a right-of-use asset representing the lessee’s right to use, or control the use of the given asset assumed under the lease. The standard will be effective for the Company in 2020. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenues from Contracts with Customers (Topic 606). Since May 2014, additional ASUs have been issued that addresses certain implementation issues that have surfaced since the issuance of ASU No. 2014-09. This guidance applies to any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance supersedes existing revenue recognition guidance, including most industry-specific guidance, as well as certain related guidance on accounting for contract costs. In July 2015, FASB deferred the adoption dates of this standard whereby the standard becomes effective for the Company in 2019. Early adoption is permitted for nonpublic entities. An entity should apply the guidance using one of two methods: retrospectively to each prior reporting period presented with practical expedients or retrospectively with the cumulative effect of initial adoption of the guidance recognized at the date of initial application. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements and disclosures.

Adopted Accounting Pronouncements

Beginning in the year ended December 31, 2016, the Company early adopted ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU No. 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and restricted cash. As a result, restricted cash for the year ended December 31, 2017 of $82.6 million, is included with cash, cash equivalents and restricted cash when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The new guidance was applied retrospectively to all periods presented.

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The new accounting standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early application is permitted as of the beginning of an interim or annual reporting period.  The Company adopted ASU 2015-17 prospectively as of December 31, 2016.  The adoption of the new standard did not have a significant effect on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU No. 2015-11 requires an entity to measure inventory at the lower of cost and net realizable value when the FIFO or average cost method is used. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and should be applied prospectively. Earlier adoption is permitted. The adoption of the new standard did not have a significant effect on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 simplifies the presentation of debt issuance costs by requiring such costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Recognizing debt issuance costs as a deferred charge is no longer permitted for term debt. This update is effective for financial statements issued for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. The new guidance should be applied on a retrospective basis with the balance sheet of each individual period presented adjusted to reflect the period-specific effects of applying the new guidance. The adoption of this standard by the Company in January 2016 did not have a material effect on the Company’s consolidated financial position and results of operations or disclosures.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to continue as a Going Concern.  ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company’s adoption of this standard for the year ended December 31, 2016 did not have a significant impact on the Company’s consolidated financial position and results of operations or disclosures. The Company has accordingly complied with the footnote disclosures requirement.

NOTE 2 — BALANCE SHEET COMPONENTS

Property, Plant and Equipment

Property, plant and equipment consist of the following for the year ending December 31, 2017 (in thousands):

December 31,
2017
Laboratory and production machinery	$21,582
Buildings	14,337
Land	921
Leasehold improvements	4,175
Computer equipment and software	4,103
Furniture and fixtures	574
Property, plant and equipment, gross	45,692
Less accumulated depreciation and amortization	(17,290)
Property, plant and equipment, net	28,402
Construction in process	10,204
$38,606

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation and amortization expense was $4.1 million for the year ended December 31, 2017.  Amortization of capitalized software is included in depreciation and amortization expense, which is expensed over a two to five year period.  Amortization of capitalized software for the year ended December 31, 2017 was $0.6 million.

Equipment purchased under capital leases was $0.1 million during the year ended December 31, 2017.

Cash, Cash Equivalents and Restricted Cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statement balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows as of December 31, 2017 (in thousands):

December 31,
2017
Cash and cash equivalents	$30,059
Restricted cash	82,624
Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$112,683

Accrued Liabilities

Accrued liabilities as of December 31, 2017 consisted of the following (in thousands):

December 31,
2017
Accrued compensation and benefits	$6,870
Sales returns and sales-related accruals	1,970
Clinical trial related accruals	424
Professional services	910
Other accruals	1,615
$11,789

NOTE 3 - FAIR VALUE MEASUREMENT

The accounting guidance for fair value states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value, as follows:

Level 1— Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Directly or indirectly observable inputs other than in Level 1 that include quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3 — Unobservable inputs that are supported by little or no market activity that reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company estimate the fair values of its corporate debt securities by taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income- and market-based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker or dealer quotes on the same or similar securities; issuer credit spreads; benchmark securities; prepayment or default projections based on historical data; and other observable inputs.

The following table summarizes the assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$73,578	$—	$—	$73,578
Corporate debt securities(1)	—	15,011	—	15,011
Cash	24,094	—	—	24,094
Total	$97,672	$15,011	$—	$112,683
Liabilities:
Convertible unsecured loans	$—	$—	$12,091	$12,091

(1) Corporate debt securities is classified as restricted cash on the consolidated balance sheets for the year ending December 31, 2017.

There were no transfers between Level1, Level 2 and Level 3 during the periods presented.

Estimated fair values of available-for-sale securities are generally based on prices obtained from commercial pricing services. The following table is a summary of available-for-sale securities (in thousands):

	December 31, 2017
	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value
Money market funds	$73,578	$—	$73,578
Corporate debt securities (1), (2)	15,023	(12)	15,011
Total	$88,601	$(12)	$88,589

(1) The available-for-sales securities have been in a continuous unrealized loss position for greater than 12 months.

(2)  Corporate debt securities is classified as restricted cash on the consolidated balance sheets for the year ended December 31, 2017.

(3) The available-for-sales securities have been in a continuous unrealized loss position for less than 12 months.

The following table presents the contractual maturities of available-for-sale securities as of December 31, 2017 (in thousands):

	December 31, 2017
	Amortized Cost	Estimated Fair Value
Due in one year or less	$15,023	$15,011

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Based on the Company’s review of its available-for-sale securities, the Company believes there were no other-than-temporary impairments on these securities as of December 31, 2017.  The Company does not intend to sell these securities nor believes that it will be required to sell these securities before the recovery of their amortized cost. Gross realized gains and gross realized losses were immaterial for the year ended December 31, 2017.

The following table reconciles the assets measured at fair value on a recurring basis in the tables above to the consolidated balance sheets (in thousands):

December 31,
2017
Cash and cash equivalents	$30,059
Restricted cash	82,624
Short-term investments	—
Long-term investments	—
Total	$112,683

As of December 31, 2017, financial instruments measured using Level 3 inputs on a recurring basis consisted of convertible unsecured loans where the Company has elected the fair value option to account for these financial instruments.

The Company estimates the fair value of the convertible unsecured loans using a discounted cash flow model based on the probability of a Winding-Up Event, as defined, amount and timing of expected payouts and an assumed discount rate.  The Company will continue to adjust the liability for changes in fair value until the earlier of the repayment of the principal and interest of the loans, or a Winding-Up Event occurs.

Activity for the fair value of the convertible unsecured loans using significant unobservable inputs (level 3) is presented in the table below (in thousands):

Convertible Unsecured Loan
Balance at December 31, 2016	$12,701
Adjustment to fair value included in earnings	(610)
Balance at December 31, 2017	$12,091

NOTE 4 —COMPREHENSIVE (LOSS) INCOME

Comprehensive (loss) income is comprised of net (loss) income and other accumulated comprehensive (loss) income.  As of December 31, 2017, other accumulated comprehensive income (loss) is comprised of unrealized losses on the Company’s pension plan for its employees in Switzerland, a net unrealized gain (loss) on investments, and the impact of foreign currency translation.

The following table summarizes the changes in accumulated other comprehensive loss by component (in thousands):

	Pension Liability	Foreign Currency Translation	Investments in Marketable Securities	Total
As of December 31, 2016	(3,075)	(522)	(159)	(3,756)
Unrealized gains (losses) arising during the period	(1,571)	348	147	(1,076)
As of December 31, 2017	$(4,646)	$(174)	$(12)	$(4,832)

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effect of income taxes for the year ended December 31, 2017 on these balances is immaterial.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company’s office and manufacturing facilities located in San Diego and Redwood City, California, are subject to noncancelable operating lease agreements.  The Company provided aggregate cash deposits of $0.2 million as security for the operating leases, as of December 31, 2017.  The cash deposits related to property leases were recorded in prepaid expenses and other current assets and other long-term assets within the Company’s consolidated balance sheet.

Included within the lease agreements are tenant improvement allowances totaling approximately $0.4 million. The Company is amortizing the portion of the deferred rent liability related to the tenant improvement allowances as a reduction to rent expense over the remaining term of the lease.

The Company’s leases contain rent escalation clauses. Rent expense is recorded on a straight-line basis over the term of the leases. The difference between the base rent payment and the straight-line rent amount is recorded as a deferred rent liability.  As of December 31, 2017, the Company has deferred rent liabilities of approximately $0.1 million included in other current liabilities and $0.1 million included in other long term liabilities in the consolidated balance sheet. Rent expense, including common area charges, was $1.6 million for the year ended December 31, 2017.

Future minimum commitments under the lease agreements as of December 31, 2017 are as follows (in thousands):

Year Ending December 31,
2018	$1,361
2019	976
2020	607
2021	553
2022	48
Thereafter	3
Total minimum lease payments	$3,548

Licensing Agreements - The Company has entered into licensing agreements with certain parties, whereby the Company has been granted exclusive and nonexclusive licenses to certain patented technology and know-how of certain additional proprietary technology. In addition to licensing fees, the agreements obligate the Company to pay royalties to the Licensors on certain milestones and revenue generated from the Company’s use of the licensed patents and technology, including product sales revenue and proceeds from sublicensing agreements.

The agreements typically terminate on the last to expire patent right associated with the related agreement. The agreements obligate the Company to make annual licensing payments until expiration. For the year ended December 31, 2017, amounts due and recognized for licensing, royalty, and patent reimbursement fees were immaterial.

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEBT FINANCING

A summary of debt outstanding at December 31, 2017 is as follows (in thousands):

	December 31, 2017
	Current	Long Term	Total
Related party convertible notes payable	$—	$7,090	$7,090
Convertible unsecured loans	—	12,091	12,091
	$—	$19,181	$19,181

Related Party Convertible Notes Payable

In September 2015, the Company executed convertible promissory notes and received $7.0 million in net cash proceeds from an investment fund that held two of five of the Company’s Board of Director seats and a controlling voting interest in the Company at that time. The terms of the notes bear interest at 0.56% per annum and that all unpaid principal and accrued interest are due upon the earlier of (i) the demand of the holders of a majority of the principal outstanding on or after December 31, 2015; (ii) the next business day following the date on which payment in full is made by the Company to its third-party lender; (iii) demand of the majority holders following an event of default; or (iv) the election of the majority holders in the event of an acquisition.

In December 2015, the terms of the $7.0 million convertible promissory note were amended.  All outstanding principal and all accrued but unpaid interest under the note is due and payable upon demand at any time on or after the occurrence of: a winding up and/or dissolution of the partnership; a sale or exclusive license of all or substantially all  of the assets of the partnership or its subsidiaries to an unrelated third party; a merger, acquisition, or sale of partnership interests; in which the partners immediately prior to such event have received consideration for no less than half of the value of their partnership interests, or upon default.  In the event Cerberus or its affiliate proposes to make an additional investment into the partnership, the note may also be converted into common limited partnership interests of PaxVax Global, L.P., in accordance with, and subject to, certain terms and provisions. The amendment to the convertible promissory notes was considered to be a modification and accounted for prospectively as it did not result in a significant change in their fair value.

Convertible Unsecured Loans

In June 2008, the Company received strategic award funding in the amount of $12.8 million (First Award). In June 2010, the Company received a second strategic award funding in the amount of $3.0 million (Second Award). These awards are from a charitable foundation trust, The Wellcome Trust Limited (Wellcome Trust), in the form of convertible unsecured loans (Loans) related to certain research and development programs.  As of December 31, 2017, the Company had outstanding borrowings of $15.8 million in total from both awards.

The Loans initially accrued interest at 2.00% above the NatWest Bank plc base rate. At Wellcome Trust’s discretion, it could require the Company to convert some or all of the respective Loans into the next round of financing offered by the Company at the earlier of certain events or upon an event of default. The strategic award with Wellcome Trust also did not allow them to require the Company to repay the award if such repayment would have caused doubts as to the Company’s ability to continue as a going concern.

On December 4, 2015, the Master Amendment Deed (the Deed) was signed by and among PaxVax Inc., The Wellcome Trust Limited, and PaxVax Global, L.P., which amended the original agreement and stated that, effective upon the Deed, Wellcome Trust shall not demand conversion of each Loan and demand repayment of any Loan (or part thereof) or accrued interest.  The only automatic conversion will occur upon a Winding-Up Event, as defined in the deed, such as a dissolution, sale, merger, acquisition, recapitalization or reorganization of the partnership or a material breach of the Company’s obligations under the Funding Agreement.  In the Deed, all parties agreed that, upon the occurrence of a Winding-Up Event after the effective date of the Deed, only the principal amounts of both First and Second Awards will be converted to common limited partnership interests of PaxVax Global, L.P., and all accrued interest under each award shall be extinguished.

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company elected to apply the fair value option to account for the Loans. As of December 31, 2017, the Company is in compliance with its covenant obligations under the Funding Agreement.

As of December 4, 2015, the date of the Deed, the accrued interest that has not been recorded was $2.9 million. Thus the Deed released the Company’s liability to any accrued interest.  As the Company has elected the fair value option to account for the Loans, the change in fair value was recorded as part of the fair value adjustment in the consolidated statements of operations for the year ended December 31, 2017

The carrying value of the Loans at December 31, 2017 is as follows (in thousands):

	First Award	Second Award	Total
Principal amount of award	$12,765	$2,999	$15,764
Cumulative change in fair value	(2,974)	(699)	(3,673)
Total carrying value	$9,791	$2,300	$12,091

Royalty Obligation Payable

In July 2014, the Company executed a secured loan and security agreement with a previous third-party lender for an available loan amount of up to $50.0 million in three tranches subject to certain requirements at the date of funding. In December 2015, the Company terminated all commitments under the loan agreement, except for payment of future royalties (royalty obligation payable), by repaying the obligations and liabilities under the agreement which comprised full repayment of the outstanding principal and accrued interest of the then-outstanding debt and certain prepayment penalties and fees.

The Royalty Obligation Payable contains repayment terms of future royalties estimated by the Company at $2.9 million as of December 31, 2015.  These future royalties are computed at 3% of the Company’s revenues earned and payable to the lender in three yearly payments beginning on September 15, 2017.  The Company records the net present value of the estimated expected future royalty payments as a liability, and accretes interest expense based on the future payment dates.  A new effective interest rate is computed when the estimated future payments change, and the carrying amount of the royalty obligation payable liability is adjusted as if the new effective interest rate had been used since inception.  Interest expense is recognized at the new effective rate beginning in the period in which the change in estimate occurs.

As of December 31, 2016, the royalty repayment amount of $4.1 million represents the estimated fair value of future royalties, and is presented as current and noncurrent royalty obligation payable in the Consolidated Balance Sheets. In June 2017, the royalty obligation payable was settled for $3.5 million.   The extinguishment of royalty obligation resulted in a gain of $0.6 million, which the Company recognized in the consolidated statements of operations and comprehensive (loss) income in the year ended December 31, 2017.

NOTE 7 - FOUNDERS’ UNITS

PaxVax Founders’ Incentive Unit Plan

On December 4, 2015, Holding Company established the PaxVax Founders’ Incentive Unit Plan (PFIUP). Under the PFIUP, 50,000,000 units were reserved for grant of which 30,180,412 units were subsequently awarded to certain holders of outstanding awards in the PaxVax, Inc.’s 2007 Equity Incentive Plan (the Plan) which was terminated in 2015   These shares are known as modification units because they qualify for modification treatment of share based payments under US GAAP.

As of December 31, 2017, 48,352,549 units had been awarded to participants of which 19,853,684 units were fully vested as of January 1, 2016.  As of December 31, 2017, 36,663,495 PFIUP units were fully vested, respectively.  As of December 31, 2017, there were 11,689,054 PFIUP units outstanding.  The remaining units vest over various terms up to 48 months and are divided between shares subject to modification accounting treatment and Top-Up units not subject to modification treatment. All PFIUP units automatically vest upon a Liquidity Event which is defined as a winding up, dissolution, sale of all assets, merger or similar corporate event of PaxVax Global, L.P. or

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IPO of PaxVax Global, L.P. or PaxVax, Inc. Participants who hold vested Incentive Units at the time of any other dividend or distribution to holders of common stock of Holding Company or at the time of a Liquidity Event will be entitled to a cash payment.  The Company recognizes compensation expense for the original grant date fair value of the modified shares over the remaining vesting period. The Company did not recognize any compensation expense related to the PFIUP Top-Up units for the year ended December 31, 2017 because the occurrence of the performance condition required for payment associated with these awards was not considered to be probable and therefore there is no fair value associated with these units.

The following represents the PFIUP activity for the year ended December 31, 2017:

		Unvested Units Outstanding
	Units Available for Issuance	Total	Modification units	Top-Up units
Balance at December 31, 2016	753,384	19,751,269	5,015,180	14,736,089
Issued	(638,000)	638,000	—	638,000
Vested	—	(7,168,148)	(2,582,714)	(4,585,434)
Forfeited	1,532,067	(1,532,067)	(592,386)	(939,681)
Balance at December 31, 2017	1,647,451	11,689,054	1,840,080	9,848,974

NOTE 8 - PARTNERSHIP INTERESTS

Partnership Interests

Under the Amended and Restated Exempted Limited Partnership Agreement of PaxVax Global, L.P. (the Partnership Agreement) dated December 4, 2015, the Company is authorized to issue up to 10,000,000 partnership interests. The number of preferred and common interests are authorized as the Board determines from time to time. The Partnership Agreement provides for three classes of partnership interests; the “Common Interests”, the “Preferred Interests” and the “Profits Interests” of which 2,550,000 are Common Interests, 5,950,000 are Preferred Interests and 1,500,000 are Profits Interests. The Profits Interests are equally divided into two series, 750,000 the “Series A Profits Interests” and 750,000 “Series B Profits Interests”. The number of preferred and common units are authorized as the Board determines from time to time.  There were 1,173,500 Profits Interests Issued and Outstanding and 326,500 Profits Interests available for issuance as of December 31, 2017. The partners’ liability under the Partnership Agreement is limited to their undistributed capital contributions.

The general partner of the Company is PaxVax Global G.P. Limited (General Partner).  Holding Company and Cerberus PaxVax are the Company’s limited partners.  The limited partners do not have a right to vote on any matter except required by law.  The Profits Interests do not have any voting rights under any circumstances.

Priority of Distributions

The General Partner may in its discretion make distributions from time to time pursuant to the distribution priorities as set forth in the Partnership Agreement. All distributions, other than tax distributions (as provided per the Partnership Agreement) shall be made to partnership interests holders in respect of their outstanding partnership interests only in the following order and priority:

Ordinary course distributions - First, to the Cerberus PaxVax equal to any uninsured losses associated with the Cerberus Acquisition as of the date of the distribution. Second, to the limited partners pro rata in proportion to their respective number of Preferred Interests and Common Interests. Third, to the holders of vested Series A Profits Interests pro rata in proportion to their respective number of Preferred Interests, Common Interests and vested Series A Profits Interests until an aggregate amount of no less than $300.0 million has

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

been distributed to the Preferred Interests, Common Interests and Series A Profits Interests holders subject to the Preferred Interests and Common Interest holders first receiving distributions of no less than $150.0 million. Fourth, to the holders of the Preferred Interests, Common Interests, vested Series A Profits Interests and vested Series B Profits Interests on a pro rata in proportion to their respective number of Preferred Interests, Common Interests, vested Series A Profits Interests and vested Series B Profits Interests.

Distributions following the receipt of PRV proceeds - Net PRV proceeds will be distributed first to Cerberus PaxVax equal to any uninsured losses associated with the Cerberus Acquisition as of the date of the distribution. Second, to Cerberus PaxVax equal to any advances it has made to partners of the Company. Third, to the holders of Preferred Interests and Common Interests on a pro rata basis of their ownership until an aggregate of no less than $150.0 million has been distributed. Fourth to the Preferred Interests, Common Interests and vested Series A Profits Interests, pro rata in proportion to their respective number of Preferred Interests, Common Interests and vested Series A Profits Interests until no less than $175.0 million has been distributed. Fifth, to the Preferred Interests, Common Interests and vested Series A Profits Interests holders pro rata in proportion to their respective number of Preferred Interests, Common Interests and Series A Profits Interests until no less than $300.0 million has been distributed. The distribution is made pro rata to vested Series A Profits Interests on a fully diluted basis assuming all Common, Preferred, and vested Series A Profits Interests are outstanding with the remaining balance split equally between the Common and Preferred interest holders.  Distributions thereafter are made to the Preferred Interests, Common Interests and vested Series A Profits Interests and vested Series B Profits Interests on a pro rata basis with respect to the outstanding and vested interests with the amount going to the Preferred Interests and Common interests also split equally. Certain amounts of the distributions made to the Common Interest holders are to be put into an escrow account to be applied against future investments in the Company.

Distributions upon a winding-up event - Following a winding up event, defined as a winding-up of the Company, sale or licensing or all the assets of the Company or its subsidiaries, a merger or acquisition or sale of the Company or a recapitalization or reorganization, whereby the Company receives proceeds from a financing for the purposes of distributing such proceeds to the partnership, the proceeds from the event will be distributed first to Cerberus PaxVax equal to any uninsured losses associated with the Cerberus Acquisition as of the date of the distribution. Second, to Cerberus PaxVax equal to any advances it has made to partners of the Company. Third, if the aggregate amount that has been previous distributed to the Preferred Interests holders is less than $105.0 million plus all accrued but unpaid Preferred Interest holder dividends (the Liquidation Preference), the pari passu amount amongst the Preferred Interests holders until the Liquidation Preference has been met; however, if the Preferred Interest holders would receive more than the Liquidation Preference by participating on a pro rata basis in distributions on an equal basis as the Common Interests holder then the Preferred Interest holder will be treated as a Common Interests holder for purposes of the distribution.  Forth, to the Common Interest Holders and vested Series A Profits Interest holder on a pro rata basis in proportion to their respective number of Common Interest and vested Series A Profits Interest up to $300.0 million.  Fifth, and thereafter, to the Common Interest and vested Series A and B Profits Interests on a pro rata basis in proportion to their held Common Interest and vested Series A and B Profits Interests.

Allocation of Profits and Losses of the Partnership

Profits or losses for any calendar year are allocated among the partners of the Company in such a manner that, as of the end of such calendar year, with respect to each partner of the Company, the sum of (i) the capital account of such partner, (ii) such partner’s share of partnership minimum gain and (iii) such partner’s partner nonrecourse debt minimum gain shall, as nearly as possible, be equal to the net amount, positive or negative, that would be distributed to such partner of the Company or for which such partner of the Company would be liable to the Company.

Dividends

The capital contribution associated with the Preferred Interests of the Company accrues a dividend of 8% cumulative and compounded quarterly in arrears, when and if declared.

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transfers

No limited partner is allowed to transfer, offer or agree to transfer all or any parts of any interest in such partnership interests without the prior written consent of the General Partner. All General Partner approved interests transfers are subject to compliance with the terms of the Partnership Agreement.

Dissolution and Liquidation

The Company shall dissolve upon the earlier of: (i) approval of the General Partner or (ii) upon the removal, bankruptcy or withdrawal of the General Partner if a substitute cannot be implemented or (iii) upon the final distribution of all the assets and satisfaction of all liabilities of the Company.  On dissolution of the Company, the General Partner shall act as liquidator or may appoint one or more representatives or interests holders as liquidator. The liquidator shall sell any portion of the Company’s assets and make final distributions.

On January 24, 2017, the Partnership Agreement was amended primarily to revise clauses relating to the distribution of proceeds from the sale of PaxVax Bermuda’s priority review voucher (PRV) issued in connection with the approval of Vaxchora.  PaxVax Bermuda distributed to the Company $122.2 million relating to PRV proceeds.  In turn, the Company made distributions to its partners as follows: $121.3 million was distributed to Cerberus PaxVax and $0.9 million was distributed to Series A Profits Interests holders.  Further distributions to the Company by PaxVax Bermuda, and in turn, by the Company to the Limited Partners holding Series A Profits Interests, of up to $2.9 million were made and will be made in a series of quarterly installments from March 31, 2017 to December 31, 2019, as the Series A Profits Interests vest.  For the year ended December 31, 2017, $0.9 million had been reflected as bonus or board member fees and included in the consolidated statements of operations and comprehensive income (loss).  PaxVax Bermuda retained $82.6 million from PRV proceeds in lieu of distributing such amount to the Company for distribution to the Holding Company.  These funds will be used by the Holding Company to purchase additional equity in the Company if there is a future investment opportunity in the Company.  If there is no new investment opportunity, the Holding Company will receive a distribution equal to this amount in preference to any distribution to Cerberus PaxVax or holders of Profits Interests.

PaxVax Profits Interests Plan

On December 4, 2015, the Company established the PaxVax Global, L.P. Profits Interests Plan (PPIP). Under the PPIP, each participant is granted the number of profits interests set forth in the award agreement. Profits interests are subject to vesting; for which 6.25% shall vest upon each calendar quarter end date after grant date. Participants in the PPIP have the right to share in distributions of the Company as set forth in the PPIP and the Company’s Partnership Agreement. Upon termination of employment of the participant with the Company or its affiliate, the Company has the right, but not the obligation, to purchase the vested portion of the participant’s profits interests.   The number of profit interests that are reserved for issuance under the PPIP represent 15% of the outstanding equity of PaxVax Global, L.P. of which 13% is reserved for issuance to PaxVax management and Board of Directors as of December 31, 2017. Awards of profits interest are not considered to be a substantive class of partnership ownership and are therefore accounted for as a profit sharing arrangement.

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES

Income tax benefit for the year ended December 31, 2017 and consists of the following (in thousands):

December 31,
2017
Current:
State	$95
Federal	205
Foreign	291
Total current	591
Deferred:
Federal	(857)
Foreign	(166)
Total deferred	(1,023)
Income tax benefit	$(432)

At December 31, 2017, the Company’s effective tax rate was 1.1%.  The effective income tax rate differed from the U.S. federal statutory rate of 34% due primarily to a valuation allowance recorded in various jurisdictions, pre-tax income (loss) subject to lower income tax rates in jurisdictions outside the U.S., the enactment of the Tax Cut and Jobs Act, and income earned at a partnership that is not subject to income tax.

The components that comprise the Company’s deferred tax assets and liabilities at December 31, 2017 consist of the following (in thousands):

December 31,
2017
Deferred tax assets:
Net operating loss carryforwards	$10,101
Tax credits	5,395
Accrued salaries and wages	737
Accrued vacation	265
Deferred rent	64
Accrual and reserves	1,551
Inventory	241
Pension liability	750
Other	439
Deferred tax assets	19,543

Depreciation and amortization	447
Deferred tax liabilities	447

Less: valuation allowance	(18,011)
Net deferred tax assets	$1,085

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to Internal Revenue Code (IRC) Sections 382 and 383, annual use of the Company’s net operating loss and research and development credit carryforwards may be limited in the event that a cumulative change in ownership of more than 50% occurs within a three-year period.  In 2015, the Company completed a 382 and 383 study and determined that $0.9 million of federal net operating and $12.2 million California net operating loss deferred tax asset will be permanently disallowed.  Further, $1.8 million of federal research and development credits are permanently disallowed.  The remaining balances have been recognized.

The Tax Cuts and Jobs Act was enacted on December 22, 2017. The Act reduces the US federal corporate tax rate from 34% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings.  In accordance with Staff Accounting Bulletin 118, as of December 31, 2017, we have not completed our accounting for the tax effects of enactment of the Act; however, in certain cases, as described below, we have made a reasonable estimate of the effects on our existing deferred tax balances. In other cases, we have not been able to make a reasonable estimate and continue to account for those items based on our existing accounting under ASC 740, Income Taxes, and the provisions of the tax laws that were in effect immediately prior to enactment.

Deferred tax assets and liabilities: The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%.  However, the Company is still analyzing certain aspects of the Act and refining our calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts.  The provisional amount recorded related to the remeasurement of our deferred tax balance was $4.5 million. With a corresponding offset to the valuation allowance. Federal alternative minimum tax (AMT) credits are refundable.  The Company recorded a benefit of $0.9 million related to prior year AMT credits that are now refundable.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax-planning strategies in making this assessment.  Based on the level of historical operating results and the uncertainty of the economic conditions, the Company has recorded a valuation allowance of $18.0 million at December 31, 2017.  The change in the valuation allowance for the year ended December 31, 2017 was a decrease of $3.3 million.

The Company files income tax returns in the United States, various states and foreign jurisdictions. Due to the Company’s losses incurred, the Company is essentially subject to income tax examination by tax authorities from inception to date.

For the year ended December 31, 2017, the Company recorded $5.5 million, gross unrecognized tax benefit.  Included in the balance of unrecognized at December 31, 2017, is $4.2 million, which if recognized, would not impact the Company tax benefit or effective tax rate as long as the deferred tax asset remains subject to a full valuation allowance.  The Company’s policy is to recognize interest expense and penalties related to income tax matters as income tax expense.  At December 31, 2017 the Company recorded $83,000 and $83,000 interest and tax penalties, respectively, as of the current reporting date with respect to income tax matters.  The Company is not expecting unrecognized tax benefits to increase or decrease significantly within the next 12 months.

At December 31, 2017, the Company had federal net operating losses of $41.3 million and state tax net operating losses of $31.4 million. The federal and state tax loss carryforwards will begin to expire in 2027 and 2028, respectively.  As of December 31, 2017, the Company also has federal and state research and development tax credit carryforwards of $3.1 million and $4.2 million, respectively. The research tax credit for federal purposes will begin to expire in 2027, unless previously utilized. The research tax credit for state purposes will carry forward indefinitely until utilized. The Company also had federal alternative minimum tax of $0.9 million. If certain changes in the Company’s ownership should occur (or have occurred), there would potentially be an annual limitation on the amount of the tax loss carryforward that could be utilized in a tax year.

As of December 31, 2017, the Company had Foreign net operating losses of $13.2 million. The Swiss net operating losses can be carried forward seven years and Italian net operating losses can be carried forward indefinitely.

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - DEFINED BENEFIT AND EMPLOYEE BENEFIT PLANS

Defined Benefit Plan

The Company sponsors a defined benefit pension plan (the Pension Plan) covering eligible Swiss employees.   Other non-US, and non-Swiss  employees are covered by government -sponsored programs and the cost to the Company is not significant. The Pension Plan is overseen by a board that is responsible for the overall administration of the Pension Plan.

The cost of providing the benefits is determined in accordance with the provisions of ASC 715 Compensation -Retirement Benefits.  As of December 31, 2017, the Pension Plan assets comprised of an insurance contract.   The contract value is presumed to be its fair value based on the practicability exception in ASC 715.

Components of net periodic pension cost incurred during the year ended December 31, 2017 are as follows (in thousands):

Year Ended December 31,
2017
Service cost	$1,253
Interest cost	218
Expected return on plan assets	(610)
Amortization of loss	157
Amortization of prior service cost	68
Net periodic benefit cost	$1,086

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The funded status for the year ended December 31, 2017 is as follows (in thousands):

December 31,
2017
Fair value of plan assets, beginning of year	$20,184
Employer contributions	934
Employee contributions	469
Benefits paid (refunded)	1,711
Actual administration expenses, taxes	(64)
Actual return on plan assets	225
Settlements	(4,025)
Currency impact	884
Fair value of plan assets, end of year	20,318
Projected Benefit Obligation, beginning of year	28,954
Service cost	1,165
Interest Cost	191
Employee contributions	469
Actuarial loss	372
Benefits paid (refunded)	1,711
Actual administration expenses, taxes	(64)
Plan amendment	1,733
Settlements	(4,025)
Currency impact	1,292
Projected benefit obligation, end of year	31,798
Funded status, end of year	$(11,480)
Accumulated benefit obligation, end of year	$29,023

Effective January 1, 2018 the Pension Plan was changed from Swiss Life to Swisscanto. The plan benefits remain essentially the same except that the conversion factors used to convert the accumulated account balance into annual pension at retirement are higher resulting an impact of $1.7 million. This amount is recognized as a prior service cost as of December 31, 2017 and will be amortized through the pension expense over the average future working lifetime of the current employee population.  During the year ended December 31, 2017, total settlements of $4.0 million were paid out.

The weighted average assumptions used to calculate the projected benefit obligations are as follows:

December 31,
2017
Discount rate	0.70%
Expected rate of return	1.25%
Rate of future compensation increases	1.50%

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of inputs used to measure fair value of plan assets are described in Note 3, Fair Value Measurements. The pension plan assets measured at fair value on a recurring basis consisted of insurance contract investments with level 3 inputs.

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The overall expected long-term rate of return on assets assumption takes into account historical returns, as well as expected future returns based on the fact that investment returns are insured, and the legal minimum interest crediting rate as applicable. The amount of unrealized loss on pension liability included in accumulated other comprehensive loss expected to be recognized in net periodic benefit cost during the year ended December 31, 2017 is $1.6 million. Funding is determined by the pension plan regulations which include a certain mandatory coverage. Total contributions expected to be made into the plan in 2018 is $1.3 million.

The following table presents losses recognized in accumulated other comprehensive loss before income tax related to the Company’s defined benefit pension plans (in thousands):

Year Ended December 31,
2017
Net loss	$4,800
Prior service cost	893
Total recognized in accumulated other comprehensive loss	$5,693

Losses in accumulated other comprehensive loss related to the Company’s defined benefit pension plans expected to be recognized as components of net periodic benefit cost over the fiscal year ending December 31, 2018 are as follows (in thousands):

Net loss	$159
Prior service cost	68
Total recognized in accumulated other comprehensive loss	$227

Future benefits expected to be paid as of December 31, 2017 are as follows (in thousands):

Year Ending December 31,
2018	$861
2019	1,626
2020	1,321
2021	939
2022	1,456
Thereafter	5,755
Total	$11,958

Defined Contribution Plan

The Company has a 401(k) plan for all full-time employees in the United States. Employees may elect to contribute a portion of their pretax salary, not to exceed the annual limitation designated by the Internal Revenue Service, to the 401(k) plan during the year. The Company matches 4% of employee salary up to $4,000.  Matching contributions were $0.4 million for the year ended December 31, 2017.

PAXVAX GLOBAL, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - SUBSEQUENT EVENTS

Effective January 1, 2018 the Pension Plan was changed from Swiss Life to Swisscanto. The plan benefits remain essentially the same except that the conversion factors used to convert the accumulated account balance into annual pension at retirement are higher resulting an impact of $1.7 million. This amount is recognized as a prior service cost as of December 31, 2017 and will be amortized through the pension expense over the average future working lifetime of the current employee population.  During the year ended December 31, 2017, total settlements of $4.0 million were paid out.

The Company evaluates events occurring subsequent to the end of the year and recognizes such events that are material in the consolidated financial statements.  In the preparation of the accompanying consolidated financial statements, the Company has evaluated subsequent events through May 7, 2018, the date the financial statements were available to be issued.